Exhibit 99.1

Community Bankers Trust Corporation and Essex Bank
Enter into Written Agreement with Banking Regulators

April 26, 2011 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (NYSE Amex: BTC), announced today that the Company and the Bank have mutually entered into a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of Virginia’s State Corporation Commission.  Under the terms of the agreement, the Company and the Bank have committed to take certain actions to strengthen the Company’s and Bank’s risk profile and operations and maintain effective control over and supervision of major operations and activities, with a focus on the Bank’s credit risk management and credit administration activities.

The agreement arises from concerns identified during recent regulatory examinations and is based on the supervisory findings from an examination that the Federal Reserve Bank of Richmond conducted in the third quarter of 2010.  The Company has anticipated entering into the agreement since that examination, as it has previously disclosed, and thus undertook specific actions in expectation of its requirements.  As a result, the Company believes that the agreement does not reflect the numerous corrective actions that the Company and the Bank have already taken in response to those concerns.  Such actions include, as previously reported, the selection and hiring of a permanent Chief Executive Officer, pending regulatory approval, and a new Chief Credit Officer in the first quarter of 2011 and the numerous remediation steps that they, other members of management and the board of directors of the Company and the Bank have taken.

Rex L. Smith, III, the selected President and Chief Executive Officer of the Company and the Bank, stated, “None of the issues that the agreement identifies are new to us, and we have been addressing these issues in order to meet the common goal that we have with our regulators to strengthen our operations and maintain our financial soundness.  We continue to have a very constructive working relationship with our regulators, and we have coordinated closely with them as we address our regulatory issues.  Our improvements and enhancements will take some time to yield results, but we have the right people in the right positions to accomplish this.”

Mr. Smith added, “We believe that our first formal submission of plans to improve aspects of our operations to our regulators in June 2011, as required by the written agreement, will clearly reflect the progress that we have made since our regulatory examination last summer, particularly in the management oversight and credit risk management areas.  As much of the agreement deals with oversight of the credit areas and risk management, we have hired a new Chief Credit Officer, appointed a new Senior Credit Officer and a new Chief Special Assets Officer and established a new Board-level Credit Committee to provide the proper oversight of these areas.  In addition, the strategic plan and budget that we adopted in 2010 outlines our path back to profitability through better risk management.  We have always believed that these steps are critical in our return to profitability, as we continue to work through issues related to asset quality and uncertainty in the real estate markets and general economy in our market areas.”

The agreement does not impose any specific capital, liquidity or earnings requirements on the Company or the Bank or any restrictions on the products and services that the Bank offers to its customers.  In addition, the agreement does not impose any fines or penalties on the Company or the Bank.

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About Community Bankers Trust Corporation

The Company is the holding company for the Bank, which is a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia.  The Company also operates one loan production office.  Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations and goals and the written agreement with the Company’s banking regulators and related plans and actions. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact:  John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999